Exhibit 99.01
Audit Committee Preapproval Policy
I.    Statement of Principles

The Audit Committee of the board of directors (the “Audit Committee”) of NuStar GP Holdings, LLC (the “Company”) must pre-approve the audit and non-audit services performed by the Company’s independent auditor and ensure that the provision of such non-audit services does not impair the auditor’s independence. Before the Company or any of its wholly owned subsidiaries engages the independent auditor to render a service, the engagement must be either:

•	specifically approved by the Audit Committee, or

•	entered into pursuant to this Preapproval Policy.

The Audit Committee shall review and discuss with the independent auditor any documentation supplied by the independent auditor as to the nature and scope of any services to be approved, as well as the potential effects of the provision of such services on the auditor’s independence.

The appendices to this Preapproval Policy describe in detail the particular audit, audit-related, tax and other services that have the preapproval of the Audit Committee pursuant to this Preapproval Policy. The term of any preapproval is twelve (12) months from the date of the preapproval, unless the Audit Committee specifically provides for a different period. The Audit Committee shall periodically revise the list of pre-approved services.

II.    Delegation

The Audit Committee may delegate preapproval authority to one or more of its members. The member or members to whom such authority is delegated shall report any preapproval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor.

III.     Audit Services

The Audit Committee must specifically pre-approve the terms of the annual audit services engagement. The Audit Committee shall approve, if necessary, any changes in terms resulting from changes in audit scope, company structure or other matters. In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval for other audit services, which are those services only the independent auditor reasonably can provide. The Audit Committee has pre-approved the audit services listed in Appendix A. All other audit services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

IV.     Audit-Related Services

Audit-related services, including internal control-related services, are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and/or the Company’s internal control over financial reporting and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of the audit-related services does not impair the independence of the auditor, and has pre-approved the audit-related services listed in Appendix B. All other audit-related services not listed in Appendix B must be specifically pre-approved by the Audit Committee.

V.    Tax Services

The Audit Committee believes that the independent auditor can provide Tax Services to the Company, such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee shall scrutinize carefully the retention of the independent auditor in connection with any tax-related transaction initially recommended by the independent auditor. The Audit Committee has pre-approved the Tax Services listed in Appendix C. All tax services not listed on Appendix C must be specifically pre-approved by the Audit Committee.

VI.     Other Services

The Audit Committee may grant preapproval for those permissible non-audit services classified as other services that it believes would not impair the independence of the auditor, including those that are routine and nonrecurring services. The Audit Committee has given policy-based preapproval for the other services listed in Appendix D. Permissible other services not listed in Appendix D must be specifically pre-approved by the Audit Committee.

A list of the Securities and Exchange Commission’s (“SEC”) prohibited non-audit services is attached to this Preapproval Policy as Exhibit 1. The rules of the SEC and the Public Company Accounting Oversight Board (“PCAOB”) and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.    Preapproval Fee Levels

The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the auditor’s independence. Where the Audit Committee has approved an estimated fee for a service, the preapproval applies to all services described in the approval. However, in the event that the invoice in respect of any such service is materially in excess of the estimated amount or range, the Audit Committee must approve such excess amount prior to payment of the invoice. The Audit Committee expects that any requests to pay invoices in excess of the estimated amounts will include an explanation as to the reason to the overage It is understood that estimated amounts that are denominated in dollars but are ordinarily paid in another currency are subject to foreign exchange rate fluctuations. Thus, variances from estimated amounts arising as a result of changes in foreign currency exchange rates from the time of preparation of the relevant approval request will not be considered to be variances from the budgeted amount and payment of the related invoices will not require subsequent approval.. The Company’s independent auditor will be informed of this policy.

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1
It is understood that estimated amounts that are denominated in dollars but are ordinarily paid in another currency are subject to foreign exchange rate fluctuations. Thus, variances from estimated amounts arising as a result of changes in foreign currency exchange rates from the time of preparation of the relevant approval request will not be considered to be variances from the budgeted amount and payment of the related invoices will not require subsequent approval.

VIII.    Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor must provide the Audit Committee with detailed back-up documentation regarding the specific services to be provided.

IX.     Procedures

Requests or applications to provide services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and the Company’s Chief Financial Officer (or his or her designee), and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the PCAOB’s rules on auditor independence. In connection with the Audit Committee’s consideration of any proposed service, the independent auditor, at the Committee’s request, will provide to the Audit Committee detailed documentation regarding the specific services to be provided so that the committee can make a well-reasoned assessment of the impact of the service on the auditor’s independence.

The Audit Committee hereby designates the Company’s Controller (the “Monitor”) to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The Monitor shall periodically inform the Audit Committee of each service performed by the independent auditor pursuant to this Preapproval Policy.

Exhibit 99.01

Appendix A
Pre-Approved AUDIT SERVICES for the period of March 1, 2014 through March 1, 2015
Dated: February 27, 2014

Service
annual audit services for the Company
assistance with and review of documents filed with the SEC including registration statements, reports on Forms 10-K and 10-Q, and other documents services associated with other documents issued in connection with securities offerings (e.g., comfort letters, consents)
assistance in responding to SEC comment letters
statutory audits (e.g., FERC audits) and financial audits for subsidiaries of the Company, including statutory audits required for insurance companies for purposes of state law certificates, letters and opinions issued to regulators, agencies and other third-parties (e.g., insurance, banking, environmental) regarding the Company’s assets and/or operations that only the Company’s independent auditors reasonably can provide

Annual Audit Services for the Company $98,000
Pre-approval fee limit for Audit Services (other than services pertaining to registration statements or prospectuses in connection with securities offerings) $25,000
Pre-approval fee limit for Audit Services pertaining to registration statements or prospectuses in connection with securities offerings $25,000

Appendix B
Pre-Approved AUDIT-RELATED SERVICES for the period of March 1, 2014 through March 1, 2015
Dated: February 27, 2014

Service
due diligence services pertaining to potential business acquisitions or dispositions financial statement audits of employee benefit plans
accounting consultations and audits in connection with acquisitions consultations concerning principles of accounting and/or financial reporting treatment under standards or interpretations by the SEC, PCAOB, FASB or other regulatory or standard-setting bodies (outside those consultations necessary to perform an audit or review of the Company’s financial statements in accordance with GAAS)

agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

Pre-approval fee limit for Audit-Related Services $25,000

Appendix C
Pre-Approved TAX SERVICES for the period of March 1, 2014 through March 1, 2015
Dated: February 27, 2014

Service
U.S. federal, state and local tax compliance, including the preparation of original and amended tax returns and claims for refunds
U.S. federal, state and local tax planning and advice, including assistance with tax audits and appeals (but expressly excluding advocacy or litigation services), tax advice related to mergers and acquisitions, tax advice relating to employee benefit plans, and requests for rulings or technical advice from taxing authorities review of federal, state, local and international income, franchise, and other tax returns

Pre-approval fee limit for Tax Services $10,000

Appendix D
Pre-Approved ALL OTHER SERVICES for the period of March 1, 2014 through March 1, 2015
Dated: February 27, 2014

Service
none

Pre-approval fee limit for All Other Services $ 0

Exhibit 1
Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

•	Any services entailing a contingent fee or commission (not including fees awarded by a bankruptcy court when the audit client is in bankruptcy)

•	Tax services to an officer of the audit client whose role is in a financial reporting oversight capacity (regardless of whether the audit client or the officer pays the fee for the services)

•	Planning or opining on the tax consequences of a “listed,” i.e. tax avoidance, transaction

•	Planning or opining on the tax consequences of a “confidential” transaction, i.e., where tax advice is given under restriction of confidentiality (regardless of the fee to be paid)

•
Planning or opining on a transaction that is based on an “aggressive interpretation” of tax laws and regulations, if the transaction was recommended by the audit firm and a significant purpose of which is tax avoidance unless the proposed tax treatment is at least more likely than not to be allowed under current tax laws

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*
Provision of these non-audit services may be permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.